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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-12


                                    ICO, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)   Title of each class of securities to which transaction applies:
     (2)   Aggregate number of securities to which transaction applies:
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           pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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                               [ICO letterhead]

April 13, 2001


Dear Fellow Stockholder:

Please find enclosed a copy of our recent press release containing our response to Travis Street Partners April 9, 2001 letter regarding their latest expression of interest in a possible transaction with ICO.

As you will see, we have offered to meet with Travis Street to discuss their letter and have postponed the Annual Meeting until April 25, 2001 to permit discussions to go forward and to give shareholders time to consider these new developments.

The Annual Meeting will now take place at the Renaissance Hotel, 6 Greenway Plaza East, Houston, Texas 77046 at 11:00 am on April 25, 2001.

For your convenience, enclosed is a proxy card and postage paid return envelope if you have not yet voted or would like to change your previous vote.

Thank you for your continued support

On behalf of the Board of Directors of ICO, Inc.


/s/ Al O. Pacholder
Al O. Pacholder
Chairman of the Board and Chief Financial Officer



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          IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER, ONLY
           THAT ORGANIZATION CAN VOTE YOUR SHARES. PLEASE DIRECT THE
             PERSON RESPONSIBLE FOR YOUR ACCOUNT TO EXECUTE ON YOUR
           BEHALF A WHITE PROXY CARD WITH A VOTE FOR PROPOSALS 1& 2.

           IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE, PLEASE
                          CONTACT OUR PROXY SOLICITOR:
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                               501 MADISON AVENUE
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[ICO logo]                                               Corporate Headquarters
                                                   11490 Westheimer, Suite 1000
                                                           Houston, Texas 77077

                                                                   NEWS RELEASE

TO:                                                 Contact:     Jason Duran
                                                                 Al Pacholder
                                                    Phone:       281-721-4200
                                                    Fax:         281-721-4251
                                                    Website:     www.icoinc.com
                                                                 --------------
                                                    Pages:       4
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                     ICO RESPONDS TO TRAVIS STREET PARTNERS

                     o    OFFERS TO MEET WITH TRAVIS STREET PARTNERS
                     o    POSTPONES ANNUAL MEETING TO APRIL 25

         April 11, 2001 HOUSTON, TEXAS - ICO, Inc. (NASDAQ: ICOC) announced today that it has sent the following letter to Travis Street Partners in response to its letter of April 9, 2001. In connection with sending this letter, ICO announced that its annual meeting of shareholders has been postponed to Wednesday, April 25, 2001. The meeting will be held at 11:00 a.m. Houston time at the Renaissance Hotel, 6 Greenway Plaza East, Houston, Texas 77046.





                                                                 April 11, 2001


Travis Street Partners, LLC
910 Travis Street, Suite 2150
Houston, Texas 77002
713-759-2040 (By Fax)

Attention:  Messrs. Timothy Gollin and
                 Christopher N. O'Sullivan

Dear Sirs:

         On April 9, 2001, just a week before the April 17 scheduled annual meeting of shareholders of ICO, Inc., Travis Street Partners submitted another expression of interest with respect to a possible transaction with ICO.

         Despite our questions about your latest proposal - including concerns that the stated price is illusory and the proposal is unfinanced and highly conditional - we are prepared to meet with
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you promptly to see if an acceptable letter of intent contemplating a transaction at an acceptance price can be reached that would be in the best interests of ICO and its shareholders.

         We believe that to be acceptable, a letter of intent should address the following basic issues presented by your April 9 proposal:

                  -- the letter of intent must not put at risk ICO's proposed sale of its oilfield services division to Varco International, Inc. for $165 million in cash;

                  -- the price must be based on realistic assumptions so as not to be illusory;

                  -- the proposal must be less conditional;

                  -- there must be demonstrable ability to finance an acquisition; and

                  -- the proposal must not expose ICO to the possibility of multi-million dollar payments to Travis Street.

         Risk to Varco transaction. Your proposed letter of intent is unclear as to Travis Street's intentions with respect to ICO's proposed sale of its oilfield services business. As you know, ICO, after an extensive competitive sales process, has entered into a letter of intent for the sale of the oilfield services division for $165 million in cash. As you also know, ICO could be obliged to pay substantial fees under its existing letter of intent under certain circumstances if ICO did not proceed with the sale of its oilfield services business. ICO has every intention of continuing to negotiate in good faith for the completion of that transaction, which ICO believes is in the best interests of ICO and its shareholders.

         Travis Street's proposed letter of intent would entitle Travis Street to terminate its obligations under the letter if the definitive agreement between ICO and Varco was unsatisfactory to Travis Street "for any reason in TSP's sole discretion." Nowhere in your April 9 letter does Travis Street indicate its support for the Varco transaction. We need to understand whether, as we believe to be the case, Travis Street now supports the sale to Varco in accordance with the existing letter of intent.

         Uncertainty of price. In the non-binding portions of your draft letter of intent, you state a price per share ($2.65). However, as with prior Travis Street expressions of interest, it is difficult to discuss price with you when even your stated price appears to be illusory, since it is based on targets or predicates you have reason to know may not be attainable. For example:
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                  -- you state that your price would be subject to reduction if
         ICO paid any fees to Varco - yet Travis Street has not indicated its support for the Varco transaction.

                  -- you state that you must be satisfied, in your sole discretion, that your expectations as to the earnings of ICO's petrochemicals processing division for the calendar year 2001 will be met. Our concern is that you may use this unusual and subjective condition to lower your stated price.

                  -- you say the price would be reduced if ICO's professional fees to advisers and attorneys, including those to Bear, Stearns & Co. Inc., exceeded $3 million. Yet you have been advised that the fee payable to Bear Stearns, as a result of its hard work on the Varco transaction, will be approximately $2.25 million. You know that this is in line with standard industry practice.

                  -- your proposal is predicated on ICO officers giving up significant rights under their existing contractual severance agreements.

                  -- your proposal is subject to your satisfaction, in your sole discretion, as to your due diligence investigation.

         Conditions. In addition to "customary conditions," your proposal is subject to a number of additional subjective conditions, including the due diligence condition just noted and the determination in your sole discretion as to the expected earnings of the petrochemicals processing division for calendar year 2001.

         As a further condition, you would require ICO to redeem the rights issued under its rights agreement - not just to exempt an acquisition of ICO at a specified price per share under a definitive merger agreement. Such a blanket redemption would be irresponsible, since it would make it easier for Travis Street or someone else to acquire control of ICO through market purchases, without paying an appropriate premium.

         Financing. Your letter provides no evidence as to how Travis Street would finance the transaction, other than a statement that Travis Street "currently expects" that financing would be provided by Deutsche Bank. You have never provided to ICO or to the investing public any evidence of the ability of Travis Street to finance a transaction.

         Exposure to payment obligations. Your proposal would impose a flat no-shop obligation of unlimited duration on ICO - without any customary fiduciary out. That would mean that ICO could not even consider a superior transaction - such as a transaction at a higher price - proposed by someone else. Moreover, you propose that a $3.5 million fee would be payable by ICO to Travis Street if ICO were to talk to any third party - even an unsolicited bidder.

         An additional $3.5 million fee would be payable by ICO to Travis Street under your proposal if:
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                  -- ICO terminated the letter of intent after May 31 because
         ICO and Travis Street could not reach a definitive agreement - even if the reason was that Travis Street tried to reduce its price; or

                  -- Travis Street failed to complete its acquisition of ICO under a definitive agreement by July 31, 2001 for any reason whatsoever, other than a material breach by Travis Street of its obligations under the definitive agreement. In other words, even if the acquisition could not be completed through no fault of ICO, this additional $3.5 million fee would become payable.

                                     * * *

         We are prepared to meet with you promptly to discuss these concerns, and to see if it is possible to reach agreement on a letter of intent that could serve as a framework for exploration of the possibility of a transaction between our companies.

         In your proposed letter of intent, you suggest postponing the annual meeting of shareholders to enable ICO shareholders to vote on the proposed acquisition - presumably on the assumption that a definitive agreement is reached. You also propose that the meeting in any event be postponed until a date that is at least ten days following the termination of the letter of intent.

         We agree with you that shareholders should have time to consider information about your new proposal, and as to whether we are able to reach agreement in the near future on a letter of intent. In order to permit discussions to go forward, as outlined above, and to allow this information to be disseminated to shareholders, including those who hold their shares through brokers or other intermediaries, we are postponing the forthcoming annual meeting of shareholders until Wednesday, April 25, 2001.

         We look forward to meeting with you at your earliest convenience.



On behalf of the Board of Directors,


Al O. Pacholder,
Chairman of the Board and
Chief Financial Officer



         ICO, Inc. serves the global petrochemical, energy and steel industries by providing high technology equipment and services for petrochemical processing and oilfield services.

         Statements regarding the proposed sale of oilfield services to Varco, any future transaction or agreement with Travis Street Partners, and fees, as well as any other statements that are not historical facts in this press release, are forward-looking statements under applicable securities laws and involve certain risks, uncertainties and assumptions. They include, but are not limited to, risks and uncertainties relating to the closing of the oilfield services sale on expected terms, Travis Street and ICO reaching agreement as to any transaction or agreement, business cycles and other conditions of the oil and gas and petrochemical industries, acquisition risks, international risks, operational risks and other factors detailed in ICO's Form 10-K for the fiscal year ended September 30, 2000, and its other filings with the Securities and Exchange Commission. Should one or more of these uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.